EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made on March 30, 2009  BETWEEN

1.	China Architectural Engineering Inc., (“the Company”), of 63/F., Bank of China Tower, 1 Garden Road, Central, Hong Kong; and

2.	Li Chengcheng, (“the Employee”) holder of Chinese Passport No. G21075206 of Suite 2208, West Wing, Fancy Garden, 6 Xibahe Road Sth, Chaoyang District, Beijing 100028, China.

NOW IT IS HEREBY AGREED AS FOLLOWS

1	Employment Terms

1.1
The Company employs the Employee in the position of Chief Financial Officer working principally at its Hong Kong office. As Chief Financial Officer, he will be required to travel outside Hong Kong from time to time including to the Company’s branch offices when required.

1.2
The employment of the Employee commenced as of 30 March 2009.  The monthly salary associated with this agreement shall be calculated from this commencement date of employment. If the Employee requires an employment visa to work in Hong Kong, he will not perform work in Hong Kong until such time as a visa is obtained. As long as such visa is not successfully obtained the Company may terminate the employment in accordance with clause 14.1.

1.3	The Employee is required to undergo a probation period of three months. The Company reserves the right to extend the probation period if it considers necessary.

1.4
During the first month of probation, either party may terminate the employment without notice or payment in lieu. During the remainder of probation, either party may terminate the employment by giving seven days' notice or payment in lieu. After satisfactory completion of the probationary period, either party may terminate the employment by giving two month’s notice or payment in lieu.

2	Duties

2.1
The duties of the Employee include the normal duties of Chief Financial Officer as directed by the Company and any other duties which the Company may assign upon him to perform from time to time. The Employee shall exercise such powers, perform such duties and comply with such directions in relation to the business of the Company and/or any other Group Company as the Board may, from time to time, confer upon or assign or give to him. The Employee will in particular be responsible for, but not limited to, all of the Company's financing matters and also the management of the Company’s finance department.

2.2
The Employee shall work in such places and occupy himself in such a manner as the Company shall direct and he will not either directly or indirectly engage or be concerned in any other services or business whatsoever or receive commissions or profits of any kind. He shall devote the whole of his time and attention during working hours to the service of the Company and the Group Companies and shall use his do his utmost to promote and protect the interests of the Company and the Group.

2.3
The Employee shall at all times promptly give to the Board (in writing if so requested) all such information, explanations and assistance as it may require in connection with the business of the Company and/or any other Group Company with which the Employee is required by the Company to be concerned with.

2.4
The Employee will comply with all relevant ordinances and regulations of the Hong Kong Special Administrative Region. He will also comply with all of the Company’s circulars and departmental instructions in so far as the same are applicable.

3	Directorships

3.1
The Employee shall accept appointment as a director or other officer of the Company, any other Group Company and/or other company as the Board may require from time to time. He shall resign without claim for compensation from such directorship or office at any time on request by the Company and such resignation shall not affect the continuance in any way of this agreement.  The Employee shall immediately account to the Company for any director's fees or other emoluments, remuneration or payments either receivable or received by him by virtue of his holding such directorship or office (or waive any right to the same if so required by the Company).

3.2
In the event of the termination of his employment, the Employee shall, upon the request of the Company, resign without claim for compensation from any directorships or any other office which he holds pursuant to clause 3.1 above.

3.3
Should the Employee fail to resign from any directorship or any other office when so requested by the Company, the Company is irrevocably authorised to appoint a person in his name and on his behalf to execute any documents and to do all things required to give effect to the resignation.

4	Remuneration

4.1	Salary

4.1.1
The Employee's salary will initially be USD 120,000 per annum.  This salary includes any director's fees payable to the Employee. The Employee's salary is expected to be reviewed every two years. The Company may adjust the Employee's remuneration up or down as it considers appropriate.

4.1.2
Salary will be paid in Hong Kong by equal monthly instalments around the end of each calendar month, by cheque during probationary period and thereafter via appointed Bank Autopay system into an account nominated by the Employee.

4.2	Bonus

4.2.1
The Employee may be entitled to a sign-on bonus of US$30,000 to be paid within 3 months of commencement of employment, subject to the condition that no such bonus will become payable if the Employee does not complete his probation period to the Company's satisfaction.

4.2.2
For the first and second years of employment under this agreement (i.e. 2009-10 and 2010-11), the Employee will be entitled to a cash bonus of 6% of the Bonus Pool.  Such cash bonus is conditional on the Employee being employed by the Company at the end of the relevant complete year, and will be payable within 3 months after the audit report is available for financial year 2009 and 2010 respectively.

For the purpose of calculation of bonus:

(1)	“Bonus Pool” shall be calculated on the basis of 0.3% of the Total Revenue plus 5% of the After-Tax Profit of the Company, as shown in its Consolidated Accounts; and

(2)	“Consolidated Accounts” means the audited consolidated accounts of the Company published and filed with the Securities Exchange Commission for the Financial Year in question.

4.2.3	Unless required by law or specifically referred to in this agreement, all cash bonuses will cease to be payable if the Employee is no longer an employee of the Company at the proposed payment date.

4.3	Shares

4.3.1
After completing the first year of employment under this agreement (i.e. 2009-2010), the Employee will be entitled to 50,000 shares of the Company, such shares to be transferred to a personal custodian account of the Employee’s choice. Such shares are conditional on the Employee being employed by the Company at the end of the completed year, and will be transferred within 3 months after the audit report is available for financial year 2009.

4.4	The Employee agrees that he will be responsible for all taxes under any applicable law or regulation in respect of all amounts and benefits received by him under this agreement.

5	MPF Scheme

5.1
The Company will enrol the Employee in a Mandatory Provident Fund ("MPF") Scheme (if required by law as applied to the Employee). The Company currently maintains an MPF Scheme with Hang Seng Bank.  Details of the Scheme will be provided to the Employee in due course. The Company may change this scheme at its discretion from time to time.

6	Working Hours and Overtime Arrangement

6.1	The Employee's usual working hours will be as follows:

Monday to Friday	:	09:00 to 18:00

Lunch	:	13:00 to 14:00

Saturday	:	09:00 to 13:00

The Company reserves the right to vary the Employee's working hours from time to time.

6.2
The Employee will also be required to work such additional hours as may be necessary for the proper performance of his duties or when the responsibilities for his position requires him to work beyond normal working hours.  As the Employee is a management employee, no overtime payment or holiday in lieu will be granted in respect of any such additional hours worked.

7	Rest Day and Leave Entitlement

7.1	The Company shall grant the Employee the following holidays:

Sundays are rest days, and the Employee is entitled to gazetted public holidays in Hong Kong.  Consideration shall be made in regard to the work responsibilities for the Employee's position if attendance to the Shenzhen office is required during gazetted public holidays.  If by mutual agreement the Employee is to work on rest days or public holidays, then he may receive compensation leave at the Company’s discretion.

7.2
The Employee is entitled to 10 working days paid annual leave for every twelve months of service to be taken at such times mutually agreed between the Company and the Employee. This is inclusive of statutory annual leave granted under the Employment Ordinance. Annual leave pay for statutory leave will be calculated in accordance with the Employment Ordinance, and leave pay for additional annual leave shall be calculated as the Company shall determine from time to time. Annual leave must be taken in the relevant year it relates to and may not be carried over unless written approval is obtained from the Company.

8	Sick Leave Arrangement and Insurance Benefits

8.1
The Employee is entitled to paid sick leave as provided by the Employment Ordinance, which is at 80% of wages. The Company may, at its discretion, provide full pay for each day of sickness, which is more generous than that required by the Employment Ordinance. The Company reserves the right to change its sick leave policy from time to time. The Employee must provide a medical certificate from a medical practitioner or registered dentist for each paid sickness day immediately on return to work.

8.2
The Employee will be covered by the Company’s Medical Insurance Scheme according to grade level.  Please refer to the prevailing Medical Insurance Scheme for details.  The Employee's participation in any insurance scheme is subject to the relevant terms and conditions from time to time and to meeting relevant eligibility criteria set by the insurance company. The Company reserves the right to vary the terms of any of the insurance benefits from time to time.

9	Confidentiality

9.1
The Employee agrees that he shall not at any time, either during the continuance or after the cessation of his employment with the Company use, disclose or communicate to any person whatsoever any Confidential Information of which he has or may have become possessed during his employment with the Company or supply the contact details of any client, customer, supplier or agent of the Company or any other Group Company to any person except in the proper course of his employment or as authorised by the Company or a court of competent jurisdiction.

9.2
“Confidential Information” shall mean confidential information (which may include commercially sensitive information) important to and relating to the business of the Company or any other Group Company. Confidential information includes but is not limited to customer lists, pricing structures, marketing and sales information, business plans, non-public financial information, designs, formulae, product plans and any information marked as confidential or which might reasonably be expected to be regarded as confidential.

10	Intellectual Property

10.1
The Employee agrees that all rights, title and interests including Intellectual Property Rights of whatever nature, whether registered or not, arising out of any activities conducted by him which relate directly or indirectly to the business of the Company will belong to and are hereby assigned to the Company.

10.2
“Intellectual Property Rights” include all patents, utility model rights, trademarks, design rights and the rights to obtain or apply for such rights, copyrights, know-how or any other intellectual property rights.

11	Staff Rules & Regulations

11.1	The Employee shall abide by the “Staff Rules & Regulations” issued by the Company as amended from time to time.

12	Transfer or Secondment

12.1
The Company reserves the right to transfer or second the Employee to another office or location of the Company or any of its Group Companies, joint ventures or joint ventures projects when and where required.  Transfer or secondment outside Hong Kong and the People’s Republic of China shall be subject to mutual agreement.  The Employee shall observe all customs, traditions, rules, regulations and working hours applicable to the relevant location.

13	Suspension

13.1
The Company may suspend the Employee from his duties on full remuneration and request that he remain away from any premises of the Company and/or any other Group Company. He may be required to take annual leave during any period of suspension.

14	Dismissal

14.1
The Company reserves the right to immediately terminate the employment without notice or payment in lieu of notice, or at its option on seven days' notice or payment in lieu, under the following conditions:

14.1.1
should the Employee at any time neglect or refuse to perform his duties (other than by reason of ill health not caused by his own misconduct) as provided for in this agreement or willfully disobey any lawful and reasonable order given by the Company, or

14.1.2	should the Employee be guilty of misconduct or negligence in his duties, or

14.1.3	should any medical practitioner certify in writing that the state of the Employee’s health will not allow him to continue working in his position, or

14.1.4	should the Employee undertake employment for remuneration other than for the Company or the Group and without permission of the Company, or

14.1.5	should the Employee disclose to any party any commercial or technical matters pertaining to those current projects the Company is undertaking or those potential projects the Company is pursuing, or

14.1.6	should the Employee have a bankruptcy order made against him, or

14.1.7	should the Employee be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Company, does not affect his position as an employee of the Company, or

14.1.8
should the Employee by his actions or omissions, bring the name or reputation of the Company and/or any other Group Company into serious disrepute or prejudice the interests of the business of the Company and/or any other Group Company, or

14.1.9	should the Employee have any regulatory or other licence of approval, or employment visa refused, suspended, revoked or not renewed (for any reason); or

14.1.10	should the Employee be prohibited by law from being a director.

On such dismissal the Employee's remuneration, rights, and benefits provided for under the provisions of this agreement shall cease forthwith, subject to any requirement of the Employment Ordinance.

14.2
The Company may in accordance with the Employment Ordinance terminate the Employee's employment summarily without notice or payment in lieu in certain circumstances including but not limited to misconduct, fraud or dishonesty on his part.

14.3
During any notice period, the Company may require the Employee to cease to render all or some of his duties, remain away from any premises of the Company and/or any other Group Company, and/or take any accrued but untaken annual leave which is in excess of the statutory minimum due to him.

14.4
Upon the termination of the Employee's employment with the Company he shall immediately return to the Company any property of the Company or any other Group Company which may be in his possession, custody or control, including but not limited to documents (and copies, whether in hard copy or electronic form), equipment and any other materials.

15	Modification of Agreement

15.1
Without prejudice to the generality of the provisions of these clauses, the Company shall have the right to propose modification to the terms and conditions defined in this agreement in the event that the Company considers those to be impractical due to changes in circumstances.  The Employee shall enter into discussion with the Company on the proposed modifications.  This agreement shall be altered to take account of modifications mutually agreed between the Company and the Employee.

16	Conflict of Interest

16.1
During the continuance of this agreement, the Employee shall not without the prior written consent of the Company, in any capacity, carry on or be engaged, concerned or interested directly or indirectly (whether alone or on behalf of or in association with any other person) in any trade, business or occupation whatsoever other than that of the Company and/or any other Group Company otherwise than as a holder for personal investment purposes only of any shares or other capital of any listed company which does not compete with the Company and/or any other Group Company.

16.2
During the term of his employment, the Employee will not introduce to any other person, firm, company or organisation, business of any kind with which the Company and/or any other Group Company is able to deal and he will not have any outside financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company and/or any other Group Company without first disclosing such interest or benefit to the Company and obtaining its written approval.

17	Restrictions

The Employee covenants with the Company (for itself and on behalf of each other Group Company) as follows.

17.1	Non-competition

The Employee shall not during his employment or at any time during the 6 month period after the date of the termination of his employment, except in the event of a wrongful termination by the Company, be engaged, concerned or interested, either directly or indirectly in any capacity (including but not limited to as principal, agent, advisor, employee, consultant, or officer) in any trade or business or occupation whatsoever in Hong Kong which would or might reasonably be considered to compete with the Restricted Business.

17.2	Non-dealing with clients

The Employee shall not during his employment or at any time during the 6 month period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person, have business dealings directly or indirectly with any person who is a Restricted Client or Prospective Client provided always that nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business.

17.3	Non-solicitation of clients

The Employee shall not during his employment or at any time during the 12 month period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person solicit or interfere with or attempt to solicit or interfere with the Company’s and/or any other Group Company’s relationship with any Restricted Client or Prospective Client, provided always that nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business.

17.4	Non-solicitation of employees

The Employee shall not during his employment or at any time during the 12 month period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away (or assist any other person whether by means of the supply of names or expressing views on suitability or otherwise howsoever to solicit or entice away) from the Company and/or any other Group Company, any individual who is a management and/or senior employee or director or officer of the Company and/or any other Group Company, whether or not any such person would commit a breach of contract by reason of his leaving service.

17.5
Where the above sub-clauses would apply after the cessation of the Employee’s employment, the periods of restriction specified in those clauses shall each be reduced by the duration of any period immediately prior to the date of termination during which the Company suspends the Employee from performance of his duties.

17.6
Each of the restrictions in this clause shall be construed as a separate and independent restriction and if one or more of the restrictions is found to be void or unenforceable, such void or unenforceable part shall be deemed deleted and the validity of the remaining restrictions shall not be affected.

17.7	For the purposes of the restrictions in this clause, the following definitions apply:

“Prospective Client” means any person (other than a Restricted Client) who, at any time during the Employee’s employment, or, where the covenant applies after termination of employment, at any time during the six month period immediately prior to the date of his termination of employment, was a person (1) from whom the Company and/or any other Group Company solicited or has solicited business during the relevant period; (2) to whom the Company and/or any other Group Company has made a presentation during the relevant period; or (3)for whom the Company and/or any other Group Company has taken steps in preparing to solicit business during the relevant period, and with whom during such relevant period the Employee shall have had business dealings.

“Restricted Business” means any of the businesses of the Company and/or any other Group Company in which the Employee was involved with during his employment (or where the restriction is being enforced after cessation of his employment, in the six months prior to such cessation).

“Restricted Client” means any person who, at any time during the Employee's employment or, where the covenant applies after termination of employment, at any time during the six month period immediately prior to the date of his termination of employment, was a client or customer of the Company and/or any other Group Company and with whom during such period the Employee shall have had business dealings.

18	Equal opportunities

18.1
The Company is an equal opportunities employer and the Employee is required to refrain from any discrimination, harassment or vilification which is prohibited by local laws.  The Employee is required to comply with any equal opportunities policy implemented by the Company from time to time.

19	Data and information

19.1	The company may from time to time request the Employee to provide the Company with copies of the following documents:

•	Curriculum vitae
•	Passport
•	Certificates of qualification.

19.2
The Employee consents to the Company and any other Group Company holding and processing the data it collects in relation to him in the course of his employment, for the purposes of the Company's administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing of such data in and outside Hong Kong.  The Employee may request access to and correction of his personal data by contacting the Human Resources Department.

20	Governing law and jurisdiction

20.1	The Employee's terms and conditions of employment shall be governed by, and construed in accordance with, the laws of Hong Kong.

20.2
The Company and the Employee agree to submit to the exclusive jurisdiction of the Hong Kong courts and labour tribunal in respect of any dispute arising under the Employee's employment with the Company.

21	General

21.1
This letter and any documents referred to constitute the entire agreement between the Company and the Employee, and shall be in substitution for any subsisting agreement or contract made by the Company and the Employee in relation to the Employee's employment.

21.2	Where there is any inconsistency between this letter and any of the documents referred to, this letter will prevail.

21.3
“Group Company” means the Company and from time to time any holding company of the Company and any company of which the Company, any such holding company, or any subsidiary of the Company or such holding company, holds or controls more than 20% in the nominal value of the shares in issue carrying voting rights. “Holding company” and “subsidiary” shall have the meanings given to them in the Companies Ordinance. “Group” shall be interpreted accordingly.

IN WITNESS TO THEIR AGREEMENT HERETO, both parties assign their respective signatures as follows:

For and on behalf of
China Architectural Engineering Inc. and each other Group Company
/s/ Ken Y. Luo Ken Y. Luo Chairman	Date: 30 March 2009
Mr. Li Chengcheng /s/ Mr. Li Chengcheng Passport No. G21075206	Date: 30 March 2009